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                                                           EXHIBIT 4.10



                             CELERITY SYSTEMS, INC.
                            9051 EXECUTIVE PARK DRIVE
                                    SUITE 302
                           KNOXVILLE, TENNESSEE 37923

                                                July 11, 1997

Dr. Fenton Scruggs
c/o Celerity Systems, Inc.
9051 Executive Park Drive
Suite 302
Knoxville, Tennessee 37923

Dear Mr. Scruggs:

      We have agreed to purchase, and you have agreed to sell to us, 200,000 shares (the "Shares") of the common stock, $.001 par value per share ("Common Stock"), of Celerity Systems, Inc., a Tennessee corporation (the "Company"), owned by you for $.20 per share. Such transaction is being consummated in part, to enable the Company to obtain additional financing. The Company is contemplating a financing (the "Bridge Financing"), consisting of the sale of notes and warrants, to be followed by a public offering of Common Stock.

      This is to confirm the agreement between us concerning the purchase and sale of the Shares.

      1. Sale and Purchase of the Shares.

            (a) The Company will give you at least 24 hours notice of the closing of the Bridge Financing. Concurrently with the closing of the Bridge Financing, in accordance with the terms and conditions hereof and for the consideration set forth herein, you shall sell, transfer, convey and assign to the Company and the Company shall purchase from you, all of your right, title and interest in the Shares;

            (b) Concurrently with the closing of the Bridge Financing, against delivery of the consideration provided for in subparagraph 1(c) below, you shall deliver to the Company a stock certificate, or certificates, representing the Shares duly endorsed in blank, or with stock powers annexed thereto duly executed in blank, in proper form for transfer of the Shares to the Company upon delivery;


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            (c) Concurrently with the closing of the Bridge Financing, as payment in full for the Shares, the Company shall deliver to you a check for $40,000.

      2. Representations and Warranties. In order to induce the Company to enter into this Agreement and to purchase the Shares, you make the following representations and warranties as of the date hereof, which representations and warranties shall be true and correct as of the closing of the Bridge Financing and shall survive the execution and delivery of this Agreement and the delivery of the Shares at the closing of the Bridge Financing:

            (a) The Shares are fully paid and nonassessable, and are owned by you free and clear of any liens, claims or encumbrances of any kind; and

            (b) There are no existing agreements, options, calls, commitments, trusts, voting or otherwise, or any rights of any kind whatsoever, granting to any person or entity, any interest in or rights as to, any of the Shares, or the right to purchase any Common Stock from you at any time or upon the happening of any event.

            (c) You acknowledge that you have been advised that the Company is currently contemplating, and has had discussions with an investment banking firm as to, a public offering of Common Stock expected to be at $7.50 per share (after giving effect to a reverse split).

            (d) By virtue of your position, you acknowledge you have access to the same information as to the Company as would be in a Registration Statement under the Securities Act of 1933.

      3. This Agreement shall be construed by and interpreted and enforced in accordance with the laws of the State of New York as applied to contracts made and fully performed in such state. No modification or waiver of any of the terms of this Agreement shall be effective unless in writing and signed by all parties hereto.

      4. This Agreement is the entire agreement between us and supersedes any other agreement oral or written between us relating to the same subject matter.

      5. This Agreement shall be null and void and of no further force or effect if the closing of the Bridge Financing has not occurred by September 1, 1997.


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            If the foregoing correctly sets forth our agreement, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between us.

                                       Very truly yours,



                                       /s/ Kenneth D. Van Meter
                                       ---------------------------------
                                       Kenneth D. Van Meter,
                                       Chief Executive Officer

Accepted and Agreed to
this 11th day of July 1997



/s/ Dr. Fenton Scruggs
---------------------------
Dr. Fenton Scruggs


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